Exhibit 99, Table of Transactions

    200 shares at $53.85

    526 shares at $53.86

    200 shares at $53.87

    600 shares at $53.88

  3,800 shares at $53.89

  1,100 shares at $53.90

  1,000 shares at $53.92

  3,000 shares at $53.93

  3,200 shares at $53.94

  4,600 shares at $53.95

  7,700 shares at $53.96

    300 shares at $53.97

  1,300 shares at $54.00

27,526 Total Shares at $53.9361 (average price)